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                                     [LETTERHEAD]

October 1, 1998



Turbodyne Technologies Inc.
21700 Oxnard Street, Suite 1550
Woodland Hills, California 91367

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-1 filed by Turbodyne Technologies Inc. (the "Company") with the Securities and Exchange Commission in order to register under the Securities Act of 1933, as amended, up to 409,189 shares (the "Shares") of Common Stock, par value $0.001 per share, of the Company, which are issuable upon exercise of certain warrants.

     Subject to compliance with applicable state securities and "Blue Sky" laws, we are of the opinion that the Shares have been duly authorized, and upon issuance in conformity with and pursuant to the related warrant agreements and the Certificate of Incorporation of the Company, and receipt by the Company of the exercise price therefor as specified in the warrant agreements, the Shares will be legally and validly issued, fully paid and non-assessable.

     We consent to the inclusion in this Registration Statement on Form S-1 of this opinion and to the reference to our firm under the caption "Legal Matters."

                              Respectfully submitted,

                              /s/ Troop Steuber Pasich Reddick & Tobey

                              Troop Steuber Pasich
                              Reddick & Tobey LLP